Exhibit 10.1

                        TECHNOLOGY AND PATENT ASSIGNMENT

This Agreement is by and between Sung H. Choi of 18316 Shannon Ridge Place, Canyon Country, California 91387 (Avalon Energy CorporationAssignorAvalon Energy Corporation) and Enable IPC Corporation, with offices at 25030 Avenue Stanford, Suite 240, Valencia, California 91355 (Avalon Energy CorporationAssigneeAvalon Energy Corporation).

WHEREAS, Assignor, is the owner of certain technologies relating to the development of a nanowire based battery technology, more fully described in Exhibit A attached hereto (Avalon Energy CorporationTechnologyAvalon Energy Corporation); and

WHEREAS, Assignee, wishes to acquire the entire rights, title, and interest in the Technology.

NOW, the parties agree as follows:

1. Assignment. Assignor does hereby irrevocably assign to Assignee all rights, title, and interest (including but not limited to, all patent rights with respect to the Technology, all rights to prepare derivative marks, all goodwill and all other rights), in and to the Technology.

2. Consideration. In consideration for the assignment set forth in Section 1, Assignor shall grant Assignee fees in accordance with the schedule and requirements detailed in Exhibit B attached hereto.

3. Representations and Warranties. Assignor represents and warrants to Assignee:

(a) Assignor has the right, power and authority to enter into this Agreement;

(b) Assignor is the exclusive owner of all right, title and interest, including all intellectual property rights, in the Technology;

(c) The Technology is free of any liens, security interests, encumbrances or licenses;

(d) The Technology does not infringe the rights of any person or entity;

(e) There are no claims, pending or threatened, with respect to Assignor's rights in the Technology;

(f) This Agreement is valid, binding and enforceable in accordance with its terms; and

(g) Assignor is not subject to any agreement, judgment or order inconsistent with the terms of this Agreement.

4. Attorney's Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such litigation from the party against whom enforcement was sought.

5. Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

6. Amendment. This Agreement may be amended only by a writing signed by both parties.

7. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

8. Agreement to Perform Necessary Acts. Assignee agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement. In addition, Assignor agrees to provide consulting services to Assignee with reference to Assignee's use and commercial exploitation of the Proprietary Rights as contemplated herein. Assignee shall make payment directly to the individual consultant(s) for all such services, in accordance with the terms and conditions of a separate agreement.

9. Notices. All notices, payments and reports shall be addressed to the parties hereto as follows:

If to Assignor:             	 If to Assignee:
Sung Choi, Ph.D.	         David Walker
18316 Shannon Ridge Place        Enable IPC Corporation
Canyon Country, CA 91387         25030 Avenue Stanford, Suite 240
                                 Valencia, CA 91355
                                 (661) 775-9273
                                 Fax: (661) 775-9274




9. Governing Law. This Agreement shall be construed in accordance with the laws of the state of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives on this 17th of March 2005:

Assignor:					Assignee:
/s/ Sung H. Choi                                 /s/ David A. Walker
_________________________			_________________________
Sung H. Choi					Enable IPC Corporation
						David A. Walker
					        Chief Executive Officer

EXHIBIT A

Technology Description

The technological development of a nanowire battery technology (detailed in patent application titled "Lithium-Ion Rechargeable Battery Based on Nanostructures" [application # to be assigned by the US government patent office] and certain other patent applications to be filed) conducted by Dr. Choi, and all patents, intellectual property and additional developments resulting directly from this work, constitutes the Proprietary Rights under this Agreement. This technological development is described in the following paragraphs:

Technology Description

Dr. Sung Choi has developed manufacturing methods for lithium metal oxide nanowires that have superior electrical performance with very little capacity fade.

Unlike conventional nickel metal hydride (NiMH) and silver zinc batteries, our lithium metal oxide nanowire-based lithium ion battery will have unlimited activated lifetime prior to launch and high reliability. Lithium metal oxides nanowires (e.g. LiCoO2 and LiNi1-XCoXO2) will be fabricated using electrochemical processing. Electrochemical fabrication of nanowires using anodized alumina nano-membranes as template materials is a very cost effective process that lends itself to manufacturability. The dimension of nanowires including the diameter and the length of nanowires can be precisely controlled and the structure of nanowires can be optimized to increase the capacities, with charge/discharge rates greater than 100 times that of conventional electrodes. Our fabrication processes also eliminate the need of a binder by fabricating the nanowires directly on top of the current collectors.

Background

The power density of a lithium ion battery is dictated, at the fundamental level, by the electrochemical kinetics of charge transfer at the electrode/electrolyte interface and the kinetics of solid-state diffusion of lithium ions into and out of the host electrodes. Thus, the rate capability of battery electrodes is highly dependent on the grain size, texture, surface area, and morphology of the electrode materials. The ability to engineer an ordered, large surface area structure of electrochemically active materials on the nanoscale level can yield enhanced charge/discharge characteristics. For example, other groups have demonstrated that the high surface area nanowire electrodes of SnO2 and V2O5 have significantly improved the rate capability compared with thin films of the same materials [1-3]. Nanostructured electrodes of V2O5 delivered four times the capacity of V2O5 thin film electrode at discharge rate of 500 C [3]. In addition, the synthesis of nanowire electrode arrays results in electrodes without any binders or conductive additives, other than the thin film substrate support, which is typically no more than 200 nm of vacuum deposited metal. This electrode design results in improvements in electrode energy density compared with conventional lithium ion cathodes that use up to 10% binder and 20% carbon black.

The previous work of Dr. Choi demonstrated that electrodeposited manganese oxide nanowires could be capable of multiple charge/discharge cycles, with a cathode specific capacity of approximately 300 mAh/g. In addition, the cathodes were fabricated without any binder or conductive additives, the electrodes could be discharged at current densities up to 0.1 mA cm-2 before the onset of any significant polarization.

Nanowires may be produced in a number of ways, including (but not limited to) the use of alumina nanotemplates, the use of black silicon structures and the use of sol gels.


EXHIBIT B

Consideration, Performance and Payment Schedule

Execution Fee

Upon execution of this Agreement, Assignee shall pay to Assignor an Execution Fee of two million (2,000,000) shares of common stock of Enable IPC Corporation. Both Assignor and Assignee recognize that this percentage will be diluted as additional shares are issued; there are no anti-dilution rights granted under this Agreement.

Royalties

Assignee shall pay a royalty, twice each year on March 31st and September 30th, equaling 5% of the net sales of the product(s) resulting from the Technology. The combined royalty amounts in any single calendar year must be at least equal to the amount shown in the Minimum Annual Royalty Schedule below, or else this 5% royalty on net sales shall not be paid, and instead the amount shown on the Minimum Annual Royalty Schedule shall be paid.

Minimum Annual Royalty Schedule

Assignee shall pay a Minimum Annual Royalty to Assignor in accordance with the following schedule:

                     Due Date	Minimum Royalty Due
                  -----------------------------------
                   31 March 2006     $ 10,000
                   31 March 2007     $ 15,000
                   31 March 2008     $ 20,000
                   31 March 2009     $ 45,000
                   31 March 2010     $ 75,000
                   31 March 2011     $100,000

And on 31 March of each subsequent year until the expiration of the last of any proprietary rights to the Technology or the time period for prosecution and appeal on the merits for issue of all U.S. Patents on the proprietary rights is exhausted.

Should Assignee fail to make any payment to Assignor within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made.